PRESS RELEASE

INVESTOR CONTACT: Will Zelver Manager, Investor Relations & External Reporting (831) 420-3168	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces Third Quarter Fiscal Year 2018 Financial Results
Performance exceeds guidance, driven by the second consecutive quarter of record Enterprise revenues, excluding impact of tax reform

SANTA CRUZ, Calif., - January 30, 2018 - Plantronics, Inc. (NYSE: PLT) today announced third quarter Fiscal Year 2018 financial results. Highlights of the third quarter include the following (comparisons are against the third quarter Fiscal Year 2017):

•	Net revenues were $226.5 million, a decrease of 2.7% compared with $232.9 million, and above our guidance range of $215 million to $225 million

•	GAAP gross margin was 50.4% compared with 47.3%

◦	Non-GAAP gross margin was 50.8% compared with 47.6%

•	GAAP operating income was $36.8 million compared with $31.9 million

◦	Non-GAAP operating income was $44.7 million compared with $40.7 million

•	GAAP diluted loss per share was $1.54 compared with earnings per share ("EPS") of $0.68, primarily driven by a discrete provisional tax charge resulting from the Tax Cuts and Jobs Act of 2017

◦	Non-GAAP diluted EPS was $1.02 compared with $0.79, and above our guidance range of $0.75 to $0.85

Year-over-year GAAP Results
Year-over-year Non-GAAP Results

A reconciliation between our GAAP and Non-GAAP results is provided in the tables at the end of this press release.

“We are transforming the business by complementing our hardware leadership with software and analytics,” stated Joe Burton, President and Chief Executive Officer. “These software-driven solutions provide valuable insights, making our solutions more critical to our customers than ever before."

"We believe our software innovation strategy will provide long-term profitable growth opportunities," stated Pam Strayer, Senior Vice President and Chief Financial Officer. "Growth in UC revenues led to record Enterprise revenues for the second consecutive quarter, which combined with our disciplined approach to cost management resulted in notable improvements in operating margins for the quarter.”

Financial Highlights for the Third Quarter Fiscal Year 2018

Revenue

Total net revenues for the third quarter of Fiscal Year 2018 were $226.5 million, down 2.7%, or $6.4 million compared to the third quarter last year. Enterprise net revenues of $167.6 million were up 6.5%, or $10.3 million, driven by growth in our UC revenues which were partially offset by a slight decline in non-UC headset revenues. Consumer net revenues were $58.9 million, down 22.1%, or $16.7 million, primarily driven by lower stereo Bluetooth revenues and the divestiture of our Clarity business.

Total net revenues for the first three quarters of Fiscal Year 2018 of $640.8 million were down 4.7%, or $31.5 million, compared to the first three quarters of Fiscal Year 2017. Enterprise net revenues of $485.2 million were up 3.7%, or $17.4 million, driven by growth in UC revenues and partially offset by declines in non-UC headset revenues. Consumer net revenues were $155.6 million, a decrease of 23.9%, or $48.8 million driven by lower stereo Bluetooth revenues, the divestiture of our Clarity business, and the continued decline of the mono Bluetooth market.

Operating Income

GAAP operating income for the third quarter was $36.8 million, an increase of 15.4%, or $4.9 million from the prior year quarter. As a percentage of revenues, GAAP operating income for the third quarter was 16.2%, compared to 13.7% in the prior year quarter. GAAP operating income for the first three quarters of Fiscal Year 2018 was $90.4 million, a decrease of 4.9%, or $4.7 million. As a percentage of revenues, GAAP operating income for the first three quarters of Fiscal Year 2018 was 14.1%, which was flat compared to the prior year period.

Non-GAAP operating income for the third quarter was $44.7 million, an increase of 9.8%, or $4.0 million. As a percentage of revenue, Non-GAAP operating income for the third quarter was 19.7%, compared to 17.5% in the prior year quarter. Non-GAAP operating income for the first three quarters of Fiscal Year 2018 was $121.1 million, a decrease of 0.5%, or $0.6 million. As a percentage of revenues, Non-GAAP operating income was 18.9% in the first three quarters of Fiscal Year 2018, compared with 18.1% in the prior year period.

Improvements to both GAAP and Non-GAAP operating margins for the third quarter of Fiscal Year 2018 were primarily due to product cost reductions and favorable product mix shifts driving higher gross margins. Additionally, savings from lower variable compensation expenses, restructuring actions, and cost control initiatives led to flat or declining operating expenses in both the quarter and year-to-date periods.

Tax Cuts and Jobs Act of 2017

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the “Act”) was signed into law in the United States. The Act includes several changes to existing tax law, including, among other things, a permanent reduction in the corporate income tax rate from 35% to 21% and the move from a worldwide to a territorial tax system.

The move to a territorial tax system was accompanied by federal taxation of a one-time deemed repatriation of accumulated unremitted earnings ("toll charge"), which we will elect to pay over an eight-year period.  We recorded a $69.3 million toll charge as part of GAAP income tax expense in third quarter of Fiscal Year 2018, representing a provisional estimate that will be finalized when we complete our review of data spanning a 30-year period. The provisional toll charge increased our GAAP effective tax rate by 217.3% and 94.1% for the quarter and year-to-date periods, respectively.

Additionally, we completed our remeasurement of deferred tax assets and liabilities and recorded a charge of $7 million resulting from this remeasurement.

On a Non-GAAP basis, the reduction of the corporate income tax rate reduced our third quarter Fiscal Year 2018 effective tax rate from 21.9% and 22.9% to 17.0% and 21.0%, for the quarter and year-to-date periods, respectively. This drove an increase to earnings per share of approximately $0.06 in both the quarter and year-to-date periods.

Earnings Per Share

GAAP diluted loss per share for the third quarter was $1.54, down $2.22 and 326.5% compared to the prior year quarter.

Non-GAAP diluted EPS for the third quarter was $1.02, up $0.23 and 29.1% compared to the prior year quarter.

We repurchased approximately 298,000 shares of our common stock in the third quarter of Fiscal Year 2018 for approximately $13.7 million. In the year-to-date period, we repurchased approximately 1.1 million shares of our common stock for approximately $52.9 million.

Balance Sheet and Cash Flow Highlights

We finished the third quarter of Fiscal Year 2018 with $618 million in cash and investments and generated $32 million in cash flow from operations during the quarter, an increase of $11 million from the prior year quarter.

Of the $618 million in cash and investments at the end of the third quarter of Fiscal Year 2018, $18 million was held domestically.

Capital expenditures for the third quarter and first three quarters of Fiscal Year 2018 were $2.7 million and $9.4 million, or 1.2% and 1.5% of revenues, respectively. Our long-term expectation for capital expenditures is approximately 2.5% of revenues.

Plantronics Announces Quarterly Dividend of $0.15

We are also announcing that we have declared a quarterly dividend of $0.15 per common share, to be paid on March 9, 2018, to all shareholders of record as of the close of business on February 20, 2018.

Business Outlook

The following statements are based on our current expectations, and many of these statements are forward-looking. Actual results are subject to a variety of risks and uncertainties and may differ materially from our expectations.

We currently expect the following range of financial results for the fourth quarter of Fiscal Year 2018 (all amounts assuming currency rates remain stable):

•	Net revenues of $205 million to $215 million;

•	GAAP operating income of $29 million to $34 million;

•	Non-GAAP operating income of $37 million to $42 million, excluding the impact of $8 million from stock-based compensation.

•	Assuming approximately 32 million diluted average weighted shares outstanding:

•	GAAP diluted EPS of $0.53 to $0.63;

•	Non-GAAP diluted EPS of $0.75 to $0.85; and

•	Cost of stock-based compensation, effect of participating securities, and GAAP only related tax charges to be approximately $0.22 per diluted share.

Please see our updated Investor Relations Presentation available on our corporate website at investor.plantronics.com.

We have a “book and ship” business model whereby we fulfill the majority of orders received within 48 hours of receipt of those orders. However, our backlog is occasionally subject to cancellation or rescheduling by our customers on short notice with little or no penalty. Therefore, there is a lack of meaningful correlation between backlog at the end of a fiscal period and net revenues in a succeeding fiscal period.

Our business is inherently difficult to forecast, particularly with continuing uncertainty in regional economic conditions and currency fluctuations, and there can be no assurance that expectations of incoming orders over the balance of the current quarter will materialize.

Conference Call and Prepared Remarks

Plantronics is providing a quarterly overview in combination with its press release. The overview is offered to provide shareholders and analysts with additional time and detail for analyzing results in advance of our quarterly conference call. The overview will be available in the Investor Relations section of our corporate website at investor.plantronics.com along with this press release. A reconciliation between our GAAP and Non-GAAP results is provided in the tables at the end of this press release.

We have scheduled a conference call to discuss third quarter Fiscal Year 2018 financial results. The conference call will take place today, January 30, 2018 at 2:00 PM (Pacific Time). All interested investors and potential investors in our stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the “Plantronics Conference Call.”  The dial-in from North America is (888) 301-8736 and the international dial-in is (706) 634-7260.

The conference call will also be simultaneously webcast in the Investor Relations section of our website. A replay of the call with the conference ID #55437190 will be available until March 30, 2018 at (855) 859-2056 or (800) 585-8367 for callers from North America and at (404) 537-3406 for all other callers.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, restructuring and other related charges and credits, asset impairments, executive transition charges, and the impact of participating securities, all net of any associated tax impact. We also exclude tax benefits from the release of tax reserves, discrete tax adjustments including transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: (i) our belief that our software-driven solutions are becoming more critical to our customers; (ii) our expectation that our software innovation strategy will provide long-term profitable growth opportunities; (iii) estimates of GAAP and non-GAAP financial results for the third quarter of Fiscal Year 2018, including net revenues, operating income and diluted EPS; (iv) our estimates of stock-based compensation, as well as the impact of non-cash expenses on Non-GAAP operating income and diluted EPS for the third quarter of Fiscal Year 2018; and (v) our estimate of weighted average shares outstanding for the third quarter of Fiscal Year 2018, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro-economic conditions in our domestic and international markets;

•
our ability to realize and achieve positive financial results projected to arise in the Enterprise market from UC adoption could be adversely affected by a variety of factors including the following: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., Alcatel-Lucent, and Huawei, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) failure of UC solutions generally, or our solutions in particular, to be adopted with the breadth and speed we anticipate (vi) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UC infrastructure consistent with changing customer purchasing expectations; (vii) as UC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (vii) (viii) sales cycles for more complex UC deployments are longer as compared to our traditional Enterprise products; (ix) our inability to timely and cost-effectively adapt to changing business requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UC products are and will be integrated;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, and the inherent risks of our substantial foreign operations; and

•	seasonality in one or more of our product categories.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2017 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements

•	Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

•	Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and Other Unaudited GAAP Data

About Plantronics

Plantronics is an audio pioneer and a global leader in the communications industry. We create intelligent and adaptive solutions that support our customers’ most important needs: experiencing and facilitating simple and clear communications while enjoying distraction-free environments.  Our solutions are used worldwide by consumers and businesses alike, and are an optimal choice for open office environments. From Unified Communications and customer service ecosystems, to data analytics and Bluetooth headsets, Plantronics delivers high-quality communications solutions that our customers count on today, while relentlessly innovating on behalf of their future. For more information visit plantronics.com.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95060
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2017	2016	2017
Net revenues	$232,933	$226,534	$672,222	$640,760
Cost of revenues	122,753	112,409	338,523	315,720
Gross profit	110,180	114,125	333,699	325,040
Gross profit %	47.3%	50.4%	49.6%	50.7%

Research, development, and engineering	21,393	21,257	66,116	62,402
Selling, general, and administrative	56,919	56,196	169,581	170,125
(Gain) loss, net from litigation settlements	(103)	(15)	4,287	(295)
Restructuring and other related charges (credits)	113	(84)	(1,350)	2,438
Total operating expenses	78,322	77,354	238,634	234,670
Operating income	31,858	36,771	95,065	90,370
Operating income %	13.7%	16.2%	14.1%	14.1%

Interest expense	(7,322)	(7,341)	(21,867)	(21,904)
Other non-operating income, net	427	2,490	4,119	5,230
Income before income taxes	24,963	31,920	77,317	73,696
Income tax expense	2,742	81,424	14,235	84,419
Net income (loss)	$22,221	$(49,504)	$63,082	$(10,723)

% of net revenues	9.5%	(21.9)%	9.4%	(1.7)%

Earnings per common share:
Basic	$0.69	$(1.54)	$1.96	$(0.33)
Diluted	$0.68	$(1.54)	$1.92	$(0.33)

Shares used in computing earnings per common share:
Basic	32,242	32,075	32,260	32,384
Diluted	32,826	32,075	32,895	32,384

Effective tax rate	11.0%	255.1%	18.4%	114.6%

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2017	2017
ASSETS
Cash and cash equivalents	$301,970	$280,293
Short-term investments	178,179	218,773
Total cash, cash equivalents, and short-term investments	480,149	499,066
Accounts receivable, net	141,177	143,919
Inventory, net	55,456	64,574
Other current assets	22,195	19,460
Total current assets	698,977	727,019
Long-term investments	127,176	118,870
Property, plant, and equipment, net	150,307	144,802
Goodwill and purchased intangibles, net	15,577	15,498
Deferred tax assets	23,242	14,783
Other assets	$1,880	$1,681
Total assets	$1,017,159	$1,022,653
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$42,885	$45,685
Accrued liabilities	74,285	61,906
Total current liabilities	117,170	107,591
Long-term debt, net of issuance costs	491,059	492,146
Long-term income taxes payable	11,729	74,476
Other long-term liabilities	15,045	19,419
Total liabilities	635,003	693,632
Stockholders' equity	382,156	329,021
Total liabilities and stockholders' equity	$1,017,159	$1,022,653

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2017	2016	2017
Cash flows from operating activities
Net Income	$22,221	$(49,504)	$63,082	$(10,723)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,359	5,151	15,624	15,894
Amortization of debt issuance cost	362	362	1,087	1,087
Stock-based compensation	8,689	8,029	25,005	26,047
Deferred income taxes	(3,252)	6,106	(753)	10,490
Provision for excess and obsolete inventories	(382)	1,113	1,292	2,013
Restructuring charges (credits)	113	(84)	(1,350)	2,438
Cash payments for restructuring charges	(57)	(482)	(3,793)	(2,911)
Other operating activities	1,482	496	633	(645)
Changes in assets and liabilities:
Accounts receivable, net	(5,082)	(4,399)	(13,448)	(3,153)
Inventory, net	(4,888)	(3,733)	(5,990)	(9,577)
Current and other assets	(15)	1,473	(2,346)	(3,066)
Accounts payable	(494)	(422)	3,626	2,783
Accrued liabilities	(4,253)	(6,307)	6,191	(15,695)
Income taxes	1,164	74,277	(1,141)	66,387
Cash provided by operating activities	20,967	32,076	87,719	81,369

Cash flows from investing activities
Proceeds from sale of investments	18,127	23,516	143,631	54,411
Proceeds from maturities of investments	33,400	40,328	97,253	146,989
Purchase of investments	(55,142)	(98,891)	(247,491)	(232,840)
Capital expenditures	(5,412)	(2,651)	(19,603)	(9,403)
Cash provided by (used for) investing activities	(9,027)	(37,698)	(26,210)	(40,843)

Cash flows from financing activities
Repurchase of common stock	(7,408)	(13,693)	(34,236)	(52,915)
Employees' tax withheld and paid for restricted stock and restricted stock units	(321)	(397)	(9,444)	(11,186)
Proceeds from issuances under stock-based compensation plans	764	1,496	6,516	13,446
Proceeds from revolving line of credit	—	8,000	—	8,000
Repayments of revolving line of credit	—	(8,000)	—	(8,000)
Payment of cash dividends	(4,976)	(4,951)	(14,947)	(15,008)
Other financing activities	—	—	761	—
Cash used for financing activities	(11,941)	(17,545)	(51,350)	(65,663)
Effect of exchange rate changes on cash and cash equivalents	(1,993)	344	(2,964)	3,460
Net increase in cash and cash equivalents	(1,994)	(22,823)	7,195	(21,677)
Cash and cash equivalents at beginning of period	244,455	303,116	235,266	301,970
Cash and cash equivalents at end of period	$242,461	$280,293	$242,461	$280,293

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2017	2016	2017
GAAP Gross profit	$110,180	$114,125	$333,699	$325,040
Stock-based compensation	794	917	2,414	2,709
Loss on sale of assets	—	—	—	899
Impairment of indirect tax asset	—	—	—	686
Non-GAAP Gross profit	$110,974	$115,042	$336,113	$329,334
Non-GAAP Gross profit %	47.6%	50.8%	50.0%	51.4%

GAAP Research, development, and engineering	$21,393	$21,257	$66,116	$62,402
Stock-based compensation	(1,771)	(2,049)	(6,663)	(6,158)
Purchase accounting amortization	(62)	—	(187)	(80)
Non-GAAP Research, development, and engineering	$19,560	$19,208	$59,266	$56,164

GAAP Selling, general, and administrative	$56,919	$56,196	$169,581	$170,125
Stock-based compensation	(6,124)	(5,063)	(15,928)	(17,180)
Executive transition costs	—	—	(2,759)	(549)
Non-GAAP Selling, general, and administrative	$50,795	$51,133	$150,894	$152,396

GAAP Operating expenses	$78,322	$77,354	$238,634	$234,670
Stock-based compensation	(7,895)	(7,112)	(22,591)	(23,338)
Executive transition costs	—	—	(2,759)	(549)
Restructuring and other related (charges) credits	(113)	84	1,350	(2,438)
Purchase accounting amortization	(62)	—	(187)	(80)
Non-GAAP Operating expenses	$70,252	$70,326	$214,447	$208,265

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2016		2017		2016		2017
GAAP Operating income	$31,858		$36,771		$95,065		$90,370
Stock-based compensation	8,689		8,029		25,005		26,047
Restructuring and other related charges (credits)	113		(84)		(1,350)		2,438
Loss on sale of assets	—		—		—		899
Impairment of indirect tax asset	—		—		—		686
Executive transition costs	—		—		2,759		549
Purchase accounting amortization	62		—		187		80
Non-GAAP Operating income	$40,722		$44,716		$121,666		$121,069

GAAP Net income	$22,221		$(49,504)		$63,082		$(10,723)
Stock-based compensation	8,689		8,029		25,005		26,047
Executive transition costs	—		—		2,759		549
Restructuring and other related charges (credits)	113		(84)		(1,350)		2,438
Loss on sale of assets	—		—		—		899
Impairment of indirect tax asset	—		—		—		686
Purchase accounting amortization	62		—		187		80
Income tax effect of above items	(3,012)		2,067		(9,604)		(6,444)
Income tax effect of unusual tax items	(2,002)	(1)	72,599	(2)	(2,141)	(1)	68,938	(2)
Non-GAAP Net income	$26,071		$33,107		$77,938		$82,470

GAAP Diluted earnings per common share	$0.68		$(1.54)		$1.92		$(0.33)
Stock-based compensation	0.26		0.25		0.76		0.79
Executive transition costs	—		—		0.08		0.02
Restructuring and other related charges (credits)	—		—		(0.04)		0.07
Loss on sale of assets	—		—		—		0.03
Impairment of indirect tax asset	—		—		—		0.02
Income tax effect	(0.15)		2.29		(0.35)		1.90
Effect of anti-dilutive securities	—		0.02		—		—
Non-GAAP Diluted earnings per common share	$0.79		$1.02		$2.37		$2.50

Shares used in diluted earnings per common share calculation:
GAAP	32,826		32,075		32,895		32,384
Non-GAAP	32,826		32,496		32,895		32,945

(1)	Excluded amounts represent tax benefits from the release of tax reserves.
(2)	Excluded amounts represent $74.6 million due to change in tax law, immaterial tax benefits resulting from the correction of an immaterial error in the first quarter, and the release of tax reserves.

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118	Q218	Q318
GAAP Gross profit	$113,073	$110,446	$110,180	$107,671	$103,283	$107,632	$114,125
Stock-based compensation	842	778	794	830	902	890	917
Loss on sale of assets	—	—	—	—	899	—	—
Impairment of indirect tax asset	—	—	—	—	686	—	—
Non-GAAP Gross profit	$113,915	$111,224	$110,974	$108,501	$105,770	$108,522	$115,042
Non-GAAP Gross profit %	51.1%	51.4%	47.6%	51.9%	51.9%	51.6%	50.8%

GAAP Operating expenses	$81,822	$78,490	$78,322	$77,660	$79,843	$77,473	$77,354
Stock-based compensation	(7,571)	(7,125)	(7,895)	(7,704)	(8,354)	(7,872)	(7,112)
Restructuring and other related (charges) credits	1,048	415	(113)	(1,241)	(2,573)	51	84
Executive transition costs	—	(2,759)	—	—	—	(549)	—
Purchase accounting amortization	(62)	(63)	(62)	(63)	(63)	(17)	—
Non-GAAP Operating expenses	$75,237	$68,958	$70,252	$68,652	$68,853	$69,086	$70,326

GAAP Operating income	$31,251	$31,956	$31,858	$30,011	$23,440	$30,159	$36,771
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762	8,029
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)	(84)
Loss on sale of assets	—	—	—	—	899	—	—
Impairment of indirect tax asset	—	—	—	—	686	—	—
Executive transition costs	—	2,759	—	—	—	549	—
Purchase accounting amortization	62	63	62	63	63	17	—
Non-GAAP Operating income	$38,678	$42,266	$40,722	$39,849	$36,917	$39,436	$44,716
Non-GAAP Operating income %	17.3%	19.6%	17.5%	19.1%	18.1%	18.8%	19.7%

GAAP Income before income taxes	$26,315	$26,039	$24,963	$24,348	$17,051	$24,725	$31,920
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762	8,029
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)	(84)
Loss on sale of assets	—	—	—	—	899	—	—
Impairment of indirect tax asset	—	—	—	—	686	—	—
Executive transition costs	—	2,759	—	—	—	549	—
Purchase accounting amortization	62	63	62	63	63	17	—
Non-GAAP Income before income taxes	$33,742	$36,349	$33,827	$34,186	$30,528	$34,002	$39,865

GAAP Income tax expense (benefit)	$5,928	$5,565	$2,742	$4,831	$(1,777)	$4,772	$81,424
Income tax effect of above items	2,753	3,839	3,012	2,202	5,445	3,066	(2,067)
Income tax effect of unusual tax items	86	53	2,002	479	3,661	—	(72,599)
Non-GAAP Income tax expense	$8,767	$9,457	$7,756	$7,512	$7,329	$7,838	$6,758
Non-GAAP Income tax expense as a % of Non-GAAP Income before income taxes	26.0%	26.0%	22.9%	22.0%	24.0%	23.1%	17.0%

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data (Continued)
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118	Q218	Q318
GAAP Net income	$20,387	$20,474	$22,221	$19,517	$18,828	$19,953	$(49,504)
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762	8,029
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)	(84)
Loss on sale of assets	—	—	—	—	899	—	—
Impairment of indirect tax asset	—	—	—	—	686	—	—
Executive transition costs	—	2,759	—	—	—	549	—
Purchase accounting amortization	62	63	62	63	63	17	—
Income tax effect of above items	(2,753)	(3,839)	(3,012)	(2,202)	(5,445)	(3,066)	2,067
Income tax effect of unusual tax items	(86)	(53)	(2,002)	(479)	(3,661)	—	72,599
Non-GAAP Net income	$24,975	$26,892	$26,071	$26,674	$23,199	$26,164	$33,107

GAAP Diluted earnings per common share	$0.62	$0.63	$0.68	$0.59	$0.57	$0.59	$(1.54)
Stock-based compensation	0.26	0.24	0.26	0.26	0.28	0.27	0.25
Restructuring and other related charges (credits)	(0.03)	(0.01)	—	0.04	0.08	—	—
Loss on sale of assets	—	—	—	—	0.03	—
Impairment of indirect tax asset	—	—	—	—	0.02	—
Executive transition costs	—	0.08	—	—	—	0.02	—
Income tax effect	(0.09)	(0.12)	(0.15)	(0.08)	(0.28)	(0.10)	2.29
Effect of participating securities	—	—	—	—	—	0.02	—
Effect of anti-dilutive securities	$—	$—	$—	$—	$—	$—	$0.02
Non-GAAP Diluted earnings per common share	$0.76	$0.82	$0.79	$0.81	$0.70	$0.80	$1.02

Shares used in diluted earnings per common share calculation:
GAAP	32,818	32,726	32,826	33,056	33,211	32,809	32,075
Non-GAAP	32,818	32,726	32,826	33,056	33,211	32,809	32,496

Summary of other Unaudited GAAP Data
($ in thousands)	Q117	Q217	Q317	Q417	Q118	Q218	Q318
Net revenues from unaffiliated customers:
Enterprise	$155,897	$154,542	$157,345	$160,870	$154,605	$162,907	$167,640
Consumer	67,209	61,641	75,588	48,084	49,321	47,393	58,894
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926	$210,300	$226,534
Net revenues by geographic area from unaffiliated customers:
Domestic	$128,238	$119,062	$123,719	$111,196	$108,810	$111,095	$106,455
International	94,868	97,121	109,214	97,758	95,116	99,205	120,079
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926	$210,300	$226,534

Balance Sheet accounts and metrics:
Accounts receivable, net	$133,155	$136,779	$141,297	$141,177	$134,833	$139,683	$143,919
Days sales outstanding (DSO)	54	57	55	61	60	60	57
Inventory, net	$53,912	$52,686	$58,026	$55,456	$57,571	$60,999	$64,574
Inventory turns	8.2	8.0	8.5	7.3	7.0	6.7	7.0